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         Employment Agreement, effective as of September 1, 1998 (the
"Effective Date"), between VCS Technologies, Inc., a Delaware corporation with principal offices at 465 Glenbrook Road, Stamford, CT 06906 ("VCS") and William E. Wheaton, III, residing at 10 Rainbow Drive, Riverside, CT 06878 ("Wheaton").

          WHEREAS, VCS is a company engaged in the sales and service of videoconferencing and video streaming technologies;

          WHEREAS, Wheaton is the founder and currently serves as the President and Chief Executive Officer of VCS; and

          WHEREAS, VCS and Wheaton believe that it is appropriate for them to memorialize their understandings with respect to Wheaton's employment, including confidentiality and non-competition provisions, and agree as to each other's obligations pursuant to their employer-employee relationship.

          NOW, THEREFORE, in consideration of the mutual covenants herein set forth, VCS and Wheaton do hereby agree as follows:

          1. Employment. VCS hereby employs Wheaton and Wheaton accepts this employment and agrees to render services to VCS on the terms and conditions set forth in this Agreement. Wheaton shall serve in the capacity of President and Chief Executive Officer, perform services for VCS normally associated with such positions, and use his best efforts to meet the business requirements and goals set by the board of directors of VCS (the "Board"). In furtherance thereof, Wheaton will devote his best efforts, including his full-time attention, during reasonable business hours, to the affairs and business of VCS. Wheaton further agrees to observe and comply with the rules and regulations of VCS as adopted by the Board with respect to performance of his duties, and to carry out and perform orders, directions, and policies enacted by the Board.

          2. Term. The term of this Employment Agreement shall be the period from the Effective Date and terminating on December 31, 2001 (the "Initial Employment Term"). The Agreement shall thereafter automatically renew for successive one year terms, until terminated by either party in accordance with this Agreement (the "Succeeding Employment Term") unless either party provides written notice of termination to the other party at least 90 days prior to the expiration of the Initial Employment Term or any Succeeding Employment Term. In the event VCS terminates this Agreement by providing the aforementioned notice, VCS will pay Wheaton the "Deferred Compensation" (as defined below).

          3. Compensation.

                  3.1. Base Salary. VCS will compensate and pay Wheaton for his services during the term of this Agreement at a base salary of $150,000 per year, and VCS agrees that the Base Salary will increase annually in an amount no less than five per cent (5%) of the previous year's Base Salary (the "Base Salary"). The Base Salary shall be paid to Wheaton in a manner consistent with salary paid to the other employees of VCS.

                  3.2. Bonus. Wheaton may receive, from time to time, bonus compensation from VCS, as established by the Board following the negotiation of the terms by the parties (the "Bonus Compensation"). If at any time hereafter VCS shall adopt a bonus program, an option program or any other form of equity participation for senior executives of VCS, Wheaton shall be eligible to participate in such program in a manner and capacity commensurate with his position and duties.

                  3.3. Deferred Compensation.

                           3.3.1.  Amount.  Deferred Compensation shall be the
amount which is calculated as the greater of (A) 150% of the Base Salary payments Wheaton would have received had his employment continued for the remaining term of this Agreement (including yearly increases); or (B) an amount equal to 200% of the highest annual compensation earned by Wheaton in the past two years (including both Base Salary and Bonus Compensation). In addition to the Deferred Compensation, Wheaton shall be entitled to all of the benefits and personal perquisites otherwise provided in this

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Agreement (including car allowance) during that period of time which is the greater of (X) the remaining term of this Agreement, or (Y) a one year following the date of termination. The Deferred Compensation herein shall be deemed liquidated damages resulting from VCS's termination of this Agreement and shall be Wheaton's sole and exclusive remedy for any such termination. Deferred Compensation shall not be diminished or offset by reason of any earnings by Wheaton subsequent to the date of termination.

                           3.3.2.   Payment of Deferred Compensation.  Except as
otherwise provided below, the Deferred Compensation shall be paid in monthly installments over the 12 months following the event giving rise to a Deferred Compensation. If such termination is a result of the death of Wheaton, the initial Deferred Compensation shall be made within 15 days after the personal representative of Wheaton's estate notifies VCS that Letters Testamentary have been issued to the estate appointing an authorized representative of the estate.

                  3.4. Withholding. All compensation paid to Wheaton shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by an employer to an employee.

          4. Benefits.

                  4.1. Health Insurance; Vacation. VCS shall provide Wheaton with health insurance coverage, personal time and other benefits during the term of this Agreement as agreed upon by the Board, but in no event will such benefits be less than those offered to other employees of VCS. Wheaton shall be entitled to four weeks paid vacation during each year of this Agreement.

                  4.2. Car Allowance. VCS will pay to Wheaton a car allowance of $700 per month.

                  4.3. Life Insurance. Provided VCS has a net worth (as reflected on any quarterly or annual financial statements) in excess of $1 million, VCS shall provide, at its own expense, life insurance coverage on Wheaton's life for $1 million. Wheaton shall have full discretion to name the beneficiary of this insurance. VCS shall have the right at its own expense and for its own benefit to purchase additional insurance on Wheaton's life for the benefit of VCS and Wheaton shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier's requirements.

          5. Expenses. VCS shall reimburse Wheaton or otherwise provide for or pay for all reasonable expenses incurred by Wheaton in furtherance of or in connection with the business of VCS, including, but not by way of limitation,
(i) all reasonable expenses incurred by Wheaton in accordance with VCS's travel policy, as established by the Board; and (ii) all reasonable expenses in connection with Wheaton's attendance at trade and professional conferences, which are in furtherance of the business of VCS. Wheaton agrees that he will furnish VCS with adequate records and other documents for the substantiation of each such business expense.

          6. Employment Termination

                  6.1. Resignation of Wheaton. The parties agree that Wheaton has the right to voluntarily terminate his employment with VCS by providing VCS with a minimum of 60 days' notice. Upon the termination date specified in the notice, Wheaton will cease to have any of the powers associated with the offices he held with VCS. In such event, all of VCS's obligations under this Agreement will terminate immediately upon the date of such termination of employment, and VCS will not be required to pay the Deferred Compensation.

                  6.2. Termination by VCS for Convenience. The parties agree that the Board has the right to terminate Wheaton's employment for convenience during the term of this Agreement upon notice to Wheaton. In such event, VCS will pay Wheaton the Deferred Compensation. The date of termination will be the date specified in a notice from the Board, and Wheaton will cease to have any power of his office as of such date.

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                  6.3. Termination by VCS for Cause. The parties agree that
the Board has the right to terminate Wheaton's employment during the term of this Agreement for "Cause." For the purposes of this Agreement, the term "Cause" will mean:

          o Conduct on Wheaton's part intended to or likely to injure VCS's business or reputation;

          o Actions by Wheaton in intentionally furnishing materially false, misleading, or omissive information to the Board;

          o    Wheaton is convicted of any felony or other serious offense;

          o    Abusive use of drugs or alcohol by Wheaton;

          o Any fraud, embezzlement or misappropriation by Wheaton of the "assets" of VCS. For the purposes of this provision, the parties acknowledge that "asset" includes, but is not limited to the "Confidential Information" (as defined in Section 7 of this Agreement); or

          o Significant failure by Wheaton to perform duties and obligations as set forth in their Agreement, resulting in substantial damage to VCS, but not encompassing illness, physical or mental incapacity.

In the event that Wheaton's employment is terminated by VCS for Cause, the date of employment termination will be as specified in a notice to Wheaton from VCS, and Wheaton will cease to have any power of his office as of such date., VCS will pay Wheaton the Base Salary and any Bonus Compensation due him as of such date, and all benefits provided by VCS to Wheaton will cease as of such date except as otherwise required by law.

                  6.4. Termination by VCS for Death or Disability. The parties agree that Wheaton's employment will terminate upon Wheaton's death or Disability. The term "Disability" shall be defined as Wheaton's inability, through physical or mental illness or other cause, to perform the majority of his usual duties for a period of at least three continuous months. If Wheaton's employment is terminated due to Wheaton's death or Disability, VCS will pay the Deferred Compensation.

                  6.5. Good Reason. Wheaton may terminate his employment for Good Reason ("Good Reason") upon 60 days' notice to VCS if (i) Wheaton's duties are materially diminished or altered so as to be inconsistent Wheaton's position, authority or responsibilities as the President and Chief Executive Officer of VCS; (ii) Wheaton's title any other substantial adverse change in Wheaton's position including titles, authority or responsibilities; (iii) the material failure by VCS to comply with the terms of this Agreement; (iv) VCS requires Wheaton to be based or perform services at any location more than 50 miles from Stamford, CT (except normal travel requirements associated with Wheaton's position and titles); or (v) Wheaton's Base Salary is materially diminished. In the event Wheaton's employment relationship with VCS is terminated for "Good Reason," VCS will pay Wheaton the Deferred Compensation. In the event that Wheaton shall in good faith give a "Notice of Termination," as hereinafter defined in Section 6.7 hereof, for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of Wheaton shall, unless VCS and Wheaton shall otherwise mutually agree, be deemed to have terminated, at the date of the giving of such purported Notice of Termination. In such event Wheaton shall be deemed to have elected to voluntarily resign and shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date under
Section 6.1 of this Agreement.

                  6.6. Change of Control. Wheaton may terminate this Agreement upon 30 days' notice to VCS at any time within the 180 day period following the date of the occurrence of a "Change of Control." For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if: VCS has a net worth of at least $1 million (as reflected on any quarterly or annual financial statement), and either (i) a third person, including an entity or a "group" as defined in Article 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (other than an entity or "group" which includes Wheaton), becomes the beneficial owner of shares of VCS having 30% or more of the total

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number of votes that may be cast for the election of directors of VCS in the year 2000 and thereafter; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger of other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of VCS before the Transaction shall cease to constitute a majority of the Board of VCS or any successor to VCS. In the event Wheaton's employment relationship with VCS is terminated for a change of control, VCS will pay Wheaton the Deferred Compensation.

                  6.7. Notice of Termination. Any termination by VCS for Cause, or by Wheaton for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Wheaton's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement which date shall be in accordance with the specific termination provision of this Agreement relied upon.

                  6.8. Survival of Agreement Upon Termination. In the event that Wheaton's employment is terminated pursuant to any provision set forth in this Section 6, the rights and obligations of the parties which are set forth in Sections 7 through 17 of this Agreement shall survive the employment termination for a period from the date of such employment termination through the third anniversary of such date.

          7. Confidential Information. Wheaton hereby agrees and acknowledges that the following information and materials, whether in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the period of Wheaton's employment or engagement with VCS, excepting information obtained by Wheaton from general or public sources, are proprietary to VCS and are highly confidential in nature (the "Confidential Information"):

                  7.1. Business Records, Marketing Plans and Customer Information. All books, records, documents, memoranda and materials, and the information contained therein directly relating to the business and finances of VCS including, but not limited to: (i) marketing and development plans, forecasts, forecast assumptions, forecast volumes, future plans and potential strategies of VCS; (ii) cost objectives, pricing policies and procedures, quoting policies and procedures, and unpublished price lists; (iii) licensing policies, strategies and techniques; (iv) customer lists, names of past, present and prospective customers and their representatives; (v) data and other business information about or provided by past, present and prospective customers; (vi) names of past, present and prospective vendors and their representatives, data and other Information about or provided by past, present and prospective vendors; (vii) purchasing information, orders, invoices, billings, and payment of billings; (viii) past, present and prospective licenses and licensees, the terms and conditions of any licenses or prospective licenses, contracts or prospective contracts; (ix) types of products, supplies, materials and services purchased, leased, licensed and/or sold by VCS; (x) past, present and future research and development arrangements; (xi) customer service information; (xii) joint ventures, mergers and/or acquisitions; (xiii) VCS personnel policies and procedures, VCS personnel files, and the compensation of officers, directors and employees of VCS; and (xiv) all other confidential business records and trade secrets of VCS.

                  7.2. Technology and Manufacturing Procedures. All books, records, documents, memoranda and materials, and the information contained therein, relating to the technology of VCS (whether or not patentable, whether or not protected by copyright, whether developed by or for VCS) including, but not limited to: (i) ideas and concepts for existing and new products, processes and services; (ii) specifications for products, equipment and processes, whether technical or financial; (iii) manufacturing and performance specifications and procedures; (iv) engineering drawings, flow charts, and graphs; (v) technical, research and engineering data; (vi) formulations, materials, and material specifications; (vii) laboratory studies and benchmark tests; (viii) laboratory notebooks; (ix) plant layout

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and equipment; (x) manuals, including service manuals and operation manuals;
(xi) quality assurance policies, procedures and specifications; (xii) validation studies; and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to the research, engineering and development affairs of VCS.

                  7.3. Third Party Information. Any and all other information and materials in VCS's possession or under its control from any other person or entity which VCS is obligated to treat as confidential or proprietary ("Third Party Information").

                  7.4. Not Generally Known. Any and all Confidential Information not generally known to the public or within the industries or trades in which VCS competes.

          8. General Skills and Knowledge. The general skills and experience gained by Wheaton during Wheaton's employment with VCS, and information publicly available or generally known within the industries or trades in which VCS competes, is not considered Confidential Information.

          9. Wheaton's Obligations as to Confidential Information and Materials. During Wheaton's employment by VCS, Wheaton will have access to the Confidential Information and will occupy a position of trust and confidence with respect to VCS's affairs and business. Wheaton agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

                  9.1. Non-Disclosure. During and for a period of three years after Wheaton's employment with VCS, Wheaton will not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Wheaton's duties with VCS.

                  9.2. Prevent Disclosure. Wheaton will take all reasonable precautions to prevent disclosure of the Confidential Information in accordance with VCS's reasonable instructions to Wheaton.

                  9.3. Return all Materials. Upon termination of Wheaton's employment with VCS, for any reason whatsoever, Wheaton will deliver to VCS all tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.

          10. Ideas and Inventions. Wheaton agrees that all right, title and interest in or to any and all Inventions are the property of VCS. For the purposes of this Agreement, "Inventions" shall mean all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements (i) conceived or made by Wheaton, whether alone or with others, in the course of Wheaton's employment by VCS, or
(ii) conceived or made by Wheaton, whether alone or with others, in the course of Wheaton's employment, but which reach fruition within the period from the date of termination of Wheaton's employment through the second anniversary of such date, and which either (a) involve or are reasonably related to the business of VCS or to VCS's actual or demonstrably anticipated research or development; or (b) incorporate or are derived from, in whole or in part, any of the Confidential Information. Wheaton agrees to promptly disclose all Inventions to VCS, and to provide all assistance reasonably requested by VCS in the preservation of its interests in the Inventions, such as by executing documents, testifying, etc. Wheaton agrees to execute, acknowledge and deliver any instruments confirming the complete ownership by VCS of such Inventions. Such assistance shall be provided at VCS's expense without any additional compensation to Wheaton.

          11. Post-Employment Procedures. Wheaton agrees that, upon the termination of his employment with VCS, he will (i) participate in good faith in VCS's exit interview process; and (ii) enter into an appropriate Employment Termination Agreement, in which, among other things, Wheaton will represent to VCS that he has fully complied with the terms of this Agreement and that he will fulfill the then-executory obligations contained in this Agreement.

          12. Copyrights. Wheaton agrees that any work prepared for VCS which is protected under United States Copyright laws or under the universal Copyright Convention, the Berne Copyright convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in VCS. In the event any such work is deemed not to be a work made for hire for any reason, Wheaton hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to VCS, and agrees to provide all assistance reasonably requested by VCS in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at VCS's expense but without any additional compensation to Wheaton. Wheaton hereby agrees to and does hereby waive all moral rights with respect to the work developed or produced hereunder, including, without limitation any and all rights of identification of authorship and any and all rights of approval, restriction, or limitation on use or subsequent modifications.

          13. Conflicting Obligations and Rights. Before (i) performing any obligations Wheaton may have to preserve the confidentiality of another's proprietary information or materials, or (ii) exercising any rights Wheaton may claim to any patent or copyrights trade secrets, or other discoveries, inventions, ideas, know-how, techniques methods, processes or other proprietary information or materials before performing that work, Wheaton shall inform VCS in writing of any apparent conflict between Wheaton's work for VCS and such other obligations and/or rights. In the absence of such written notice, VCS may conclude that no such conflict exists and Wheaton agrees thereafter to make no such claim against VCS. VCS shall hold such disclosures by Wheaton in strict confidence.

          14. Restrictive Covenants.

                  14.1. Acknowledgments. Wheaton acknowledges that (i) VCS's business is all aspects of videoconferencing and video streaming including, but not limited to, equipment and software sales and systems integration, integrating voice/video/data systems through intranet and Internet technology; and providing consulting services relating thereto, and that (ii) fulfillment of the obligations hereunder will result in Wheaton becoming familiar with the business affairs of VCS and any present or future parent, subsidiary and/or affiliate.

                  14.2. Covenant Not to Compete. In consideration for the Compensation, and as a condition to the performance by VCS of all obligations under this Agreement, Wheaton agrees that during the Initial Employment Term or any Succeeding Employment Terms of this Agreement and for the period from the date of termination of Wheaton's employment pursuant to either Section 6.1 or 6.3 hereof through the second anniversary of such date, Wheaton shall not directly or indirectly through any other person, firm or corporation compete with or be engaged in the same business or "participate in" any other business or organization which during such period competes with or is engaged in the same business as VCS. The term "participate in" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name." Notwithstanding the foregoing, it shall not be a breach of the provisions of this Section 14 if, after the Term of this Agreement, Wheaton is a passive investor in any publicly held entity and Wheaton owns three per cent (3%) or less of the equity interests therein.

                  14.3. Restrictive Covenants Necessary and Reasonable. Wheaton agrees that the provisions of this Section 14 are necessary and reasonable to protect VCS in the conduct of its business. If any restriction contained in this Section 14 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

          15. Injunctive Relief. Wheaton, recognizing that irreparable injury shall result to VCS in the event of Wheaton's breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, VCS shall be entitled to injunctive relief restraining Wheaton, and any and all persons or entities acting for or with him, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting VCS from pursuing any other remedies available to it by reason of such breach or threatened breach.

          16. Indemnification.

                  16.1. To the full extent allowed by law, VCS shall hold harmless and indemnify Wheaton, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by Wheaton (net of any related insurance proceeds or other amounts received by Wheaton or paid by or on behalf of VCS on Wheaton's behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which Wheaton was, is or is threatened to be made a named defendant or respondent (a "Proceeding"), because Wheaton is or was a director or officer of VCS, or was serving at the request of VCS as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an "Affiliate Executive") of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of Wheaton by the Board in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Wheaton shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, VCS shall have the burden of proof to overcome the presumption that Wheaton is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals have expired ("Final Determination"), adverse to Wheaton establishing that such indemnification is not permitted hereunder or by law. An actual determination by VCS (including its Board, legal counsel, or its stockholders) that Wheaton has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that Wheaton has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of VCS or of Wheaton under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by VCS and Wheaton shall not in any way diminish, restrict, limit or affect Wheaton's right to indemnification from VCS or any other party or parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of VCS, or the DGCL.

                  16.2. Subject only to the provisions of this Section 16.2, as long as Wheaton shall continue to serve as a director and/or officer of VCS (or shall continue at the request of VCS to serve as an Affiliate Executive) and, thereafter, as long as Wheaton shall be subject to any possible Proceeding by reason of the fact that Wheaton was or is a director and/or officer of VCS (or served in any of said other capacities), VCS shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of Wheaton one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for Wheaton's acts as a director and/or officer of VCS or as an Affiliate Executive. VCS may promptly notify Wheaton of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event VCS does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 16.2, VCS shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted Wheaton under this Agreement, hold harmless and indemnify Wheaton to the full extent of coverage which would otherwise have been provided for the benefit of Wheaton pursuant to the Insurance Policies.

                  16.3. Wheaton shall have the right to receive from VCS on demand, or at his option to have VCS pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by VCS pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by Wheaton in connection with such Proceeding or otherwise expended or incurred by Wheaton (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by VCS of any expenses, including any Advanced Amount, pursuant to this Agreement, Wheaton shall submit to VCS a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. Where Wheaton is requesting Advanced Amounts, Wheaton must also provide (i) written affirmation of such Wheaton's good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final Determination is made that Wheaton is not entitled to indemnification hereunder.

                  16.4. VCS shall not be liable under this Agreement to make any payment in connection with any claim made against Wheaton for an accounting of profits made from the purchase or sale by Wheaton of securities of VCS within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

                  16.5. All agreements and obligations of VCS contained herein shall continue during the period Wheaton is a director and/or officer of VCS (or is serving at the request of VCS as an Affiliate Executive) and shall continue thereafter so long as Wheaton shall be subject to any possible Proceeding by reason of the fact that Wheaton was a director or officer of VCS or was serving as such an Affiliate Executive.

                  16.6. Promptly after receipt by Wheaton of notice of the commencement of any Proceeding, Wheaton shall, if a claim in respect thereof is to be made against VCS under this Agreement, notify VCS of the commencement thereof, but failure to so notify VCS will not relieve VCS from any liability which it may have to Wheaton. With respect to any such Proceeding: (i) VCS shall be entitled to participate therein at its own expense; (ii) except with prior written consent of Wheaton, VCS shall not be entitled to assume the defense of any Proceeding; and (iii) VCS shall not settle any Proceeding in any manner which would impose any penalty or limitation on Wheaton without Wheaton's prior written consent.

          17. Dispute Resolution. VCS and Wheaton agree that any dispute or controversy arising between any of the parties to this Agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created in connection herewith, including any dispute or controversy involving the formation, terms or construction of this Agreement, regardless of kind or character, will be resolved through binding arbitration held in Stamford, CT. The only disputes not subject to mandatory, binding arbitration are requests for injunctive relief. With respect to the arbitration of any dispute or controversy, each party understands that: (i) arbitration is final and binding on the parties; (ii) each party is waiving its right to seek certain remedies in court, including to right to a jury trial; (iii) discovery in arbitration is different and more limited than discovery in litigation; and (iv) an arbitrators' award need not include factual findings or legal reasoning, and any party's right to appeal or to seek modification of a ruling by the arbitrator is strictly limited.

                  17.1. Each party to this Agreement will submit any dispute or controversy to arbitration before the American Arbitration Association ("AAA") within five days after receiving a written request to do so from the other party. If any party fails to submit a dispute or controversy to arbitration as requested, then the requesting party may commence the arbitration proceeding. The Federal Arbitration Act will govern the proceeding and all issues raised by this Agreement to be arbitrated.

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Each party to this Agreement will be bound by the determination of an arbitration panel of three members empaneled by the AAA to adjudicate the dispute. Judgment on any arbitration award may be entered in any court of competent jurisdiction.

                  17.2. Any party to this Agreement may bring an action including a summary or expedited proceeding of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provision or ancillary remedies, including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of
Section 17. If any party institutes legal proceedings in an effort to resist arbitration and is unsuccessful in doing so, the prevailing party is entitled to recover, from the losing party, its legal fees and out-of-pocket expenses incurred in connection with the defense of such legal proceedings.

          18. Miscellaneous.

                  18.1. Notices. Any and all notices, demands, requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the party to be notified, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, return receipt requested, or when confirmed as received if delivered by overnight courier, addressed to the to the party to be notified, at the address of VCS at its principal office, as first set forth above, or to Wheaton at the address as first set forth above. VCS or Wheaton may change the address in the manner required by law for purposes of this paragraph by giving notice of the change, in the manner required by this paragraph, to the respective parties.

                  18.2. Amendment. This Agreement may not be modified, changed, amended, or altered except in writing signed by Wheaton or his duly authorized representative, and by a member of the Board.

                  18.3. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Connecticut. It shall inure to the benefit of and be binding upon VCS, and its successors and assigns.

                  18.4. Attorney's Fees. Should any litigation or arbitration be commenced between the parties to this Agreement concerning any provision of this Agreement, the expense of all attorneys' fees and other costs incurred in connection therewith shall be paid by the losing party.

                  18.5. Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

                  18.6. Entire Agreement. This Agreement constitutes the sole and only agreement of the parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement, are of no force and effect.

                  18.7. Counterparts. This Agreement and any certificates made pursuant hereto, may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all parties hereto notwithstanding the fact that all parties are not signatory to the original or to the same counterpart.

                  18.8. Section Headings. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

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          IN WITNESS WHEREOF, the parties have executed this Agreement the day and year as set forth below.


VCS TECHNOLOGIES, INC.

By: /s/ David Russell, Jr.                          /s/ William Wheaton, III
    -----------------------------                   --------------------------
    David Russell, Jr.                              William Wheaton, III
    Chief Financial Officer




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